EXHIBIT 99.1

   DELTA APPAREL ANNOUNCES RECORD SALES FOR THIRD QUARTER OF FISCAL YEAR 2003

DULUTH, Ga.--(BUSINESS WIRE)--April 22, 2003--Delta Apparel, Inc. (AMEX-DLA) announces record sales of $33.9 million for the third fiscal quarter of fiscal year 2003, a 3.1% increase from the prior year third fiscal quarter.

The sales increase of $1.0 million over the prior year quarter was the result of a 10.4% increase in volume, partially offset by a 6.6% decrease in average selling prices. Sales of heavyweight adult and youth short sleeve tees and private label programs drove the volume increase for the quarter. Lower average selling prices were primarily the result of price promotions on the basic adult short sleeve white and colored tees. Operating income was $2.6 million for the quarter, a decrease of $0.5 million, or 16.7%, from $3.1 million in the third fiscal quarter of the prior year. The decrease resulted primarily from the lower selling prices, partially offset by lower raw material costs, and higher distribution costs, driven from the February opening of the Florida distribution center. In addition, the Company began producing dyed fabric at its Fayette, Alabama plant during the quarter. This led to an increase in off-quality costs due to the initial trials of the dyeing equipment.

Interest expense was $0.2 million for the quarter, an increase of $51,000 from the prior year quarter. The increase in interest expense resulted from an increase of approximately $5.4 million in average debt outstanding, slightly offset by a reduction in the average interest rates. The higher average debt outstanding was the result of the higher accounts receivable and inventory levels during the quarter.

The effective income tax rate on pretax income for the three months ended March 29, 2003 was 38.3%, compared to 37.1% for the third fiscal quarter of the prior year and 33.0% for the fiscal year ended June 29, 2002. In fiscal year 2002, the Company reversed the valuation allowance against its net operating loss carryforwards, resulting in the effective tax rate of 33.0%. The Company expects its annualized effective tax rate to more closely approximate statutory rates for fiscal year 2003.

Net earnings for the quarter were $1.5 million, or 4.4% of sales, down $0.4 million from the prior year quarter. Basic and diluted earnings per share for the quarter ended March 29, 2003 were $0.37 and $0.35 per share on 4.05 million and 4.21 million shares, respectively. Basic and diluted earnings per share for the quarter ended March 30, 2002 were $0.46 and $0.43 on 4.08 million and 4.32 million shares, respectively (after giving effect to the 2-for-1 stock split effective as of September 20, 2002). On March 29, 2003, the Company had 4.01 million shares outstanding.

Sales for the first nine months of fiscal year 2003 were $92.8 million, up $4.5 million, or 5.2%, from the first nine months of the prior year. For the nine months ended March 29, 2003, operating earnings were $7.7 million, up $3.0 million from the first nine months of the prior year.

Interest expense was $0.5 million for the nine months ended March 29, 2003, which is consistent with the first nine months of last year. Higher average borrowings, offset by a decrease in average interest rates resulted in interest expense being consistent with the prior year.

Net earnings for the first nine months of fiscal year 2003 were $4.4 million, up $1.8 million from the first nine months of last year. Basic and diluted earnings per share for the nine months ended March 29, 2003 were $1.09 and $1.05 per share, respectively. For the nine months ended March 30, 3002, basic and diluted earnings per share were $0.58 and $0.55 per share, respectively.

Accounts receivable increased $2.9 million from March 30, 2002 to $20.2 million on March 29, 2003. The increase was a result of higher sales during the current year quarter and higher days sales outstanding.

Inventories on March 29, 2003 were $50.4 million, consistent with inventory levels on December 28, 2002. Inventory has increased $14.9 million from June 29, 2002 and has increased $11.0 million from the prior year quarter. The Company built higher levels of inventory in the first half of the year to prepare for the opening of its Florida distribution center which occurred during the current quarter, causing finished goods to increase by $2.8 million from the prior year quarter. Although in-process inventory continued to be higher than the prior year quarter and June 29, 2002, it remained consistent with the level at December 28, 2002. The Company expects in-process inventory to remain at current levels as it continues to produce more products to support the new distribution center and its anticipated sales growth for fiscal year 2003. The Company's raw material inventory decreased $1.8 million during the quarter, although it remained higher than at June 29, 2002. The Company had increased its raw material inventory since June 29, 2002 to take advantage of lower cotton prices and to support its increased textile capacity. The Company expects raw material inventories to decrease significantly during the fourth fiscal quarter.

The Company purchased 81,500 shares of its stock through its Stock Repurchase Program during the quarter ended March 29, 2003 for a total cost of $1.2 million. For the nine months ended March 29, 2003, the Company purchased 130,204 shares for a total cost of $1.9 million.

Robert W. Humphreys, President and CEO, commented, "We are excited about the record sales achieved in the third quarter, particularly given the difficult retail environment. We expect to continue our growth in the final quarter of our fiscal year. Our new Florida distribution center opened in February and shipments were made to our customers the same month. The Florida distribution center should further contribute to our sales growth in the fourth quarter. We introduced dyeing in our Fayette, Alabama facility which will give us greater manufacturing flexibility in the future, though we did experience higher quality and yield costs during the quarter due to the startup."

Delta Apparel, Inc. is a vertically integrated manufacturer and marketer of high quality knit apparel. The Company specializes in selling undecorated T-shirts, golf shirts and tank tops to screen printers, private label accounts and distributors. Delta Apparel has operations in six states, two company-operated sewing facilities in Honduras and one company-operated sewing facility in Mexico. The Company employs about 3,200 worldwide.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Delta Apparel's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in the Company's reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Contact:        Delta Apparel, Inc.
                Herb Mueller    678/775-6948

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)


                                                          THREE MONTHS ENDED                      NINE MONTHS ENDED

                                                     MAR 29,              MAR 30,            MAR 29,              MAR 30,
                                                       2003                2002               2003                  2002
                                                -------------------  ------------------ ------------------    -----------------

NET SALES                                        $         33,870      $        32,860    $       92,755         $      88,211
COST OF GOODS SOLD                                         27,755               26,618            75,515                75,261
                                                -------------------  ------------------ ------------------    -----------------
GROSS MARGIN                                                6,115                6,242            17,240                12,950

SG&A                                                        3,486                3,076             9,354                 8,416
OTHER EXPENSE (INCOME)                                         12                   25               154                  (149)
                                                -------------------  ------------------ ------------------    -----------------
OPERATING INCOME                                            2,617                3,141             7,732                 4,683

INTEREST EXPENSE                                              209                  157               527                   524
TAXES                                                         923                1,106             2,774                 1,540
                                                -------------------  ------------------ ------------------    -----------------
NET INCOME                                        $         1,485      $         1,878    $        4,431         $       2,619
                                                ===================  ================== ==================    =================


WEIGHTED AVERAGE SHARES OUTSTANDING *
  BASIC                                                     4,053                4,075             4,056                 4,495
  DILUTED                                                   4,207                4,319             4,205                 4,725

NET INCOME PER COMMON SHARE
  BASIC                                           $          0.37      $          0.46    $         1.09         $        0.58
  DILUTED                                         $          0.35      $          0.43    $         1.05         $        0.55


                                                                          MAR 29,           JUNE 29,              MAR 30,
                                                                           2003               2002                  2002
                                                                     ------------------ ------------------    -----------------
CURRENT ASSETS
  CASH                                                                 $           228    $        4,102         $         795
  RECEIVABLES, NET                                                              20,238            22,812                17,355
  INCOME TAX RECEIVABLE                                                            667                 -                     -
  INVENTORIES                                                                   50,373            35,483                39,363
  DEFERRED INCOME TAXES                                                            695             1,119                 1,261
  OTHER ASSETS                                                                   1,745             1,835                   819
                                                                     ------------------ ------------------    -----------------
TOTAL CURRENT ASSETS                                                            73,946            65,351                59,593

NONCURRENT ASSETS
  PROPERTY, PLANT & EQUIPMENT, NET                                              22,157            22,992                21,170
  OTHER NONCURRENT ASSETS                                                           68                 3                    52
                                                                     ------------------ ------------------    -----------------
TOTAL NONCURRENT ASSETS                                                         22,225            22,995                21,222

                                                                     ------------------ ------------------    -----------------
TOTAL ASSETS                                                            $       96,171    $       88,346         $      80,815
                                                                     ================== ==================    =================


CURRENT LIABILITIES
  CURRENT PORTION OF LONG TERM DEBT                                     $        2,000    $        2,000         $       2,000
  INCOME TAX PAYABLE                                                                 -             1,860                 1,661
  OTHER CURRENT LIABILITIES                                                     17,987            17,718                12,514
                                                                     ------------------ ------------------    -----------------
TOTAL CURRENT LIABILITIES                                                       19,987            21,578                16,175

NONCURRENT LIABILITIES
  LONG-TERM DEBT                                                                 9,909             3,667                 5,917
  DEFERRED INCOME TAXES                                                            722               700                   608
  OTHER NONCURRENT LIABILITIES                                                   1,371             1,123                 1,079
                                                                    ------------------ ------------------    -----------------
TOTAL NONCURRENT LIABILITIES                                                    12,002             5,490                 7,604

STOCKHOLDERS' EQUITY                                                            64,182            61,278                57,036

                                                                     ------------------ ------------------    -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $        96,171    $       88,346        $       80,815
                                                                     ================== ==================    =================

*  ADJUSTED FOR 2-FOR-1 STOCK SPLIT EFFECTIVE AS OF SEPTEMBER 20, 2002